Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement on Form N-2, of our report dated March 1, 2023, relating to the financial statements and financial highlights of Yieldstreet Prism Fund Inc., appearing in the Annual Report on Form N-CSR of YieldStreet Prism Fund Inc. for the year ended December 31, 2022, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 28, 2023